Exhibit 10.1

RETIREMENT AGREEMENT

Robert M. Amen and International Paper Company have reached the following Retirement Agreement, dated as of March 21, 2006. In this Retirement Agreement, “Executive” refers to Robert M. Amen and “Company” refers to International Paper Company and its affiliates, subsidiaries, predecessors, successors and assigns, and their respective officers, directors, employees and agents.

Reasons for Agreement

1. Executive will retire from the Company on March 31, 2006.

2. If Executive enters into this Retirement Agreement, Executive is eligible to receive a Termination Allowance (“Allowance”) under the Company Salaried Employee Severance Plan (“Severance Plan”) which is calculated on the basis of two weeks’ salary for each year or partial year of applicable service and to certain other benefits described herein.

Wherefore, in consideration of the mutual promises and obligations herein, Executive and the Company agree as follows:

Terms of Agreement

1. Consideration

(a)	Allowance. Executive will receive the Allowance provided under the terms of the Severance Plan. The Allowance provided under the terms of the Severance Plan is two weeks’ salary for each year or partial year of applicable service. The Allowance will be paid in a lump sum cash payment as soon as practicable following the later of the effective date of retirement or the receipt of the signed Retirement Agreement (absent revocation). The Company will withhold from Executive’s Allowance taxes and other deductions as required by law.

i.	A calculation of the Allowance applicable to Executive is shown on Exhibit A to this Retirement Agreement. It is understood, however, that notwithstanding the amounts shown on Exhibit A, the amount of Executive’s Allowance will be calculated in accordance with, and subject to, the terms of the Severance Plan.

ii.	Acknowledgement of Receipt of Summary Plan Description. Executive understands and agrees that the terms of his Allowance are governed by and subject to the terms of the Severance Plan, which are set forth in the applicable Summary Plan Description (“SPD”) and are incorporated by reference into this Retirement Agreement. By executing this Retirement Agreement, Executive represents and warrants that Executive has received a copy of the SPD and has had a full opportunity to study and obtain independent legal advice, if desired, as to the terms of the SPD before executing this Retirement Agreement.

2. Payment for Loss on Anticipated Move to Memphis, TN. The Company has reimbursed Executive for his financial loss of $50,000 (fifty-thousand dollars) resulting from his deposit that was forfeited due to the termination of the purchase agreement entered into by Executive for the purchase of a residence in Memphis, TN. The Company also paid $34,357.20 (thirty-four thousand, three-hundred fifty seven dollars and twenty cents) in liquidated damages and attorneys’ fees resulting from the termination of such purchase agreement. These payments made to Executive or on behalf of Executive pursuant to this Section 2 were grossed up for tax purposes.

3. Other Payments. Executive is entitled to the following provided he remains with the Company until March 31, 2006:

(a)	SERP. Executive shall be vested in his benefit under the International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers, as amended and restated effective January 1, 2005 (the “SERP”). Executive may retire on an early Retirement Date (as such term is defined in the SERP) with a reduction to Executive’s SERP benefit for early commencement, in accordance with the provisions set forth in Section 5(D) of the SERP. Payment of Executive’s SERP benefit will be made in a lump sum distribution on January 1, 2007. Executive’s SERP benefit will be subject to the terms and conditions of the SERP and paid in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

(b)	Accelerated Vesting of Restricted Stock. Seventeen thousand (17,000) restricted shares of common stock, plus related accrued dividends, of the Company granted to Executive on January 11, 1994, pursuant to the Executive Continuity Award (the “ECA”) shall become vested upon retirement. All other restricted stock held by Executive, including, without limitation, any additional grants under the ECA, shall be forfeited upon retirement.

(c)	Continuation of Medical and Dental Coverage. The Company shall pay the cost for six months of Executive’s and Executive’s dependents medical and dental coverage as described in Exhibit B to this Agreement. If Executive has not become eligible for coverage under another group health plan on or before the end of such six month period, the Company shall continue to pay for such coverage until the earlier of (i) the first anniversary of his retirement or (ii) the date Executive becomes eligible for coverage under another group health plan.

4. Release of Claims. Executive hereby waives and releases the Company from any and all claims and demands Executive may have based on Executive’s employment with the Company or the termination of that employment. This waiver and release includes, but is not limited to, a permanent and irrevocable waiver and release of any and all rights or claims Executive may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits harassment or discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act, which prohibits discrimination based on disability; the Family and Medical Leave Act, which provides for unpaid leave for family or medical reasons; and any other federal, state or local laws, ordinances, or regulations prohibiting employment discrimination or regulating the employment relationship or the terms and conditions of employment. This release also includes an irrevocable waiver and release of any claims for breach of express or implied contract, including any contract of employment entered into prior to the date of this Retirement Agreement, and any other claims under any federal, state or local statutory or common law relating in any way to the employment relationship. This irrevocable waiver and release covers both claims that Executive knows about and those Executive does not know about. This irrevocable waiver and release applies to any occurrence or claim that arises before Executive executes this Retirement Agreement.

Notwithstanding the foregoing, Executive does not waive or release any claim to a vested pension benefit in accordance with, and subject to, the terms of the Retirement Plan of International Paper Company, any claim to Workers’ Compensation benefits or any other benefit to which Executive is entitled as set forth in Exhibit B.

5. No Further Payments. Executive understands and agrees that the benefits stated herein are all that Executive is entitled to receive from the Company, except for benefits set forth in Exhibit B, and any salary, wages or benefits earned for work, if any, performed between the date of execution of this Retirement Agreement and the effective date of retirement. Executive will not receive any further wage, commission, incentive, separation or similar payments from the Company, including any payments(s) that may have been specified by any other agreement.

6. Obligations Regarding Confidentiality, Inventions and Intellectual Property. Executive agrees that at all times after the effective date of retirement, Executive will not publish, use or otherwise disclose (except as directed by the Company) any Confidential Information of the Company, whether in the possession of the Company or its employees (including, but not limited to, Executive).

Executive agrees and represents that as of the effective date of retirement, Executive will not retain any documents containing Confidential Information and will deliver to the Company by the effective date of retirement any such documents or other Company property in Executive’s possession or under Executive’s control and will not use any Confidential Information for Executive’s own purposes or for the purposes of others either in any future jobs or to create Inventions or Intellectual Property.

Executive acknowledges and agrees that the Company owns any and all rights and interests in any Inventions or Intellectual Property which Executive conceives of, develops or assists in developing in whole or in part prior to the effective date of retirement that: (a) relates to the Company’s current business or anticipated future businesses; (b) uses the Company’s information, equipment, facilities or supplies; (c) is or was created or conceived of, in whole or part, while working on the Company’s time; or (d) results from Executive’s work for the Company. Executive agrees to promptly notify the Company’s General Counsel of any such Inventions or Intellectual Property. Any such Inventions or Intellectual Property conceived or developed, in whole or in part, during Executive’s tenure with the Company will be presumed to be owned by the Company unless Executive can prove otherwise.

Executive agrees and represents the Executive has disclosed to the Company or will disclose to the Company by the effective date of retirement any Inventions or Intellectual Property that Executive has conceived of, developed or assisted in developing while employed by the Company.

“Confidential Information” as used in this Retirement Agreement includes, but is not limited to, any information possessed or owned by the Company which is not generally known to the public, especially if such information gives the Company a competitive advantage or its disclosure would harm the Company. It includes, but is not limited to, trade secrets, proprietary information and all other information, documents or materials, owned, developed or possessed by the Company or any employee of the Company, whether tangible or intangible, relating in any way to the Company’s research and development, customers, prospective customers, business plans, business relationships, products or processes, costs or profit information or data from which that information could be derived, human resources (including internal evaluations of the performance, capability and potential of any Company employee), business methods, databases and computer programs.

“Inventions or Intellectual Property” as used in this Retirement Agreement includes, but is not limited to, anything which can be protected as a trade secret, copyright, patent or trademark, whether it arises in the form of a concept, idea, innovation, improvement or discovery and whether it relates to a formula, design, product, process, equipment, method of doing business, manufacturing technique, forestry technique, plant variety, seed, or an expression or a writing describing any of the foregoing.

This provision is in no way intended to conflict with, restrict, limit or in any other manner change the obligation to which Executive is bound by any other agreement entered into with the Company relating to Confidential Information and/or Inventions or Intellectual Property.

7. Cooperation. During and after Executive’s employment, Executive shall furnish any information in his possession and fully cooperate with the Company in connection with any litigation, administrative proceeding or inquiry that involves the Company, or its then-current or former officers, directors, employees or agents, about which Executive may have knowledge or information.

Such cooperation shall include, but not be limited to being available to meet and speak with officers or employees of the Company and/or the Company’s counsel or advisors at reasonable times and locations, executing accurate and truthful documents, providing accurate and truthful testimony at a deposition and/or trial without the necessity of service of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing.

If Executive is required to participate in any legal action or proceeding relating to the Company, the Company shall provide legal counsel to the extent permissible by law. The Company shall also reimburse Executive for any reasonable out-of-pocket expenses incurred by Executive in fulfilling the obligations set forth in this Section 7.

Executive further represents and agrees that he shall not voluntarily furnish information to or cooperate with any non-governmental entity (other than the Company) that is a party to a proceeding or legal action involving the Company. Nothing in this Agreement shall prohibit Executive from providing truthful testimony or information in response to a subpoena, court order or similar legal process; provided, however, that prior to providing any such testimony or making any such disclosure, Executive shall provide the Company with timely notice of the subpoena, court order or similar legal process as promptly as practicable after receiving any such request to allow the Company a reasonable opportunity to seek a protective order or other relief limiting or barring such testimony and/or disclosure.

8. Non-Competition Agreement.

(a)	Provision re Non-Competition. Section 3 of the Confidentiality and Non-Competition Agreement entered into between Executive and the Company on March 24, 2003 (the “CNA”), shall be deleted in its entirety upon retirement. Notwithstanding the foregoing, until the first anniversary of the Executive’s retirement (the “non-compete period”), Executive shall not, directly or indirectly, as principal, agent, employee, consultant, director or otherwise engage in activities for or render services to Stora Enso, UPM Kymenee or Mondi or any subsidiary, spin-off, division or other affiliated entity of such company.

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(c)	Provision re Jurisdiction. Section 8(d) of the CNA is deleted in its entirety.

(d)	Written Amendment. This Section 8 is a written amendment for purposes of Section 8(b) of the CNA.

(e)	Full Force and Effect. All other provisions of the CNA, a copy of which is attached hereto, remain in full force and effect.

9. Indemnification and Insurance. Executive shall continue at all times to be indemnified with respect to claims arising out of or in connection with his employment by the Company (“Employment Related Claims”) to the fullest extent permitted by applicable law. The Indemnity Agreement between the Company and Executive dated March 5, 2004 shall remain in effect. The Company shall at all times provide Executive with Directors and Officers liability insurance coverage with respect to Employment Related Claims on the same terms and conditions provided Company officers as of the date the claim is made.

10. Covenant Not to Sue. Except to the extent prohibited by law, (i) Executive represents and agrees that Executive has not, and will not, file a lawsuit with respect to any matter released in Section 4 of this Retirement Agreement and (ii) should any third party bring any action or claim against the Company on Executive’s behalf, Executive acknowledges and agrees that this Retirement Agreement provides full relief and that Executive will not accept any additional money or relief other than is specified under the terms of this Retirement Agreement.

If Executive violates this Retirement Agreement and files a lawsuit based on claims that Executive has validly waived and released, Executive understands and acknowledges that a court of competent jurisdiction may require Executive to pay appropriate damages and sanctions, which may include payment of any costs incurred by the Company, including reasonable attorneys’ fees, in defending against Executive’s lawsuit, and other damages or sanctions the court deems appropriate.

11. Validity. Notwithstanding any other provisions in this Retirement Agreement, this Retirement Agreement will not waive, and will not be interpreted to waive, any rights or claims Executive may have that arise after the execution of this Retirement Agreement by Executive, nor will it be interpreted to provide that Executive has entered into any covenant or promise that would be invalid under applicable federal or state law. If any portion of this Retirement Agreement is invalid for any reasons, the invalid portion will be deemed severed from the remaining portions of the Retirement Agreement, which will remain in force.

12. Non-Admission. By entering into this Retirement Agreement, the Company does not admit that it has done anything wrong or has breached any obligation with respect to Executive’s employment.

13. Termination of Employment Relationship. Executive understands and agrees that Executive’s relationship to the Company has been permanently and irrevocably terminated as of the date he retires. Executive agrees not to apply for or otherwise seek reemployment with the Company at any time, and agrees that the Company does not have any obligation, contractual or otherwise, to reemploy Executive in the future.

14. Special Notification. Because this Retirement Agreement includes a waiver and release of claims arising under the Age Discrimination in Employment Act, federal law provides that Executive may have twenty-one (21) days from receipt of the Retirement Agreement to review and consider this Retirement Agreement before executing it. Federal law also provides that the Company must advise Executive to consult with an attorney before signing this Retirement Agreement. Executive understands that it is Executive’s decision whether or not to consult an attorney.

Pursuant to federal law, Executive is further advised that this waiver and release do not apply to claims that arise after the execution of this Retirement Agreement. Executive further understands and agrees that Executive is receiving additional consideration that Executive would not be entitled to receive under any Company policy, practice or plan if Executive did not execute this Retirement Agreement which includes the waiver and release of claims under the Age Discrimination in Employment Act.

Executive represents and warrants that Executive has had ample opportunity to consider this Retirement Agreement and consult an attorney, if desired, before executing this Retirement Agreement.

15. Revocation of Retirement Agreement. Federal law also provides that, because this Retirement Agreement waives and releases claims arising under the Age Discrimination in Employment Act, Executive may revoke this Retirement Agreement within seven (7) days after Executive executes it. For this revocation to be effective, written notice must be delivered to the Senior Vice President Human Resources of the Company no later than the close of business on the seventh day after Executive has executed this Retirement Agreement. If Executive revokes the Retirement Agreement, it will not be effective or enforceable, and Executive will not receive the consideration set forth in this Retirement Agreement.

16. Resolution of Disputes. In the event any dispute arises regarding the benefits to which Executive may be entitled under the terms and the applicable provisions of the Severance Plan, such dispute will be resolved in accordance with the Severance Plan’s claim review procedure as provided in the SPD. In the event any dispute arises under this Retirement Agreement that does not relate to the Severance Plan, this Retirement Agreement will be construed in all respects by the laws of the State of Connecticut without regard to its laws or regulations relating to conflict of laws.

17. No Other Promises. The Company has made no promises to Executive other than those in this Retirement Agreement. This Retirement Agreement constitutes the entire agreement between Executive and the Company. It may not be amended, modified or supplemented except by a written agreement signed by both Executive and the Senior Vice President, Human Resources of International Paper Company, or his designee, that expressly amends, modifies or supplements this Retirement Agreement.

18. Nullification. This Retirement Agreement may be declared null and void by the Company at its option if Executive refuses to work through the effective date of retirement.

19. Execution of Retirement Agreement. Executive acknowledges that his execution and delivery of the Retirement Agreement and not revoking such agreement is a condition to Executive’s right to receive the consideration set forth in Section 1 and Section 3 above. If Executive executes the Retirement Agreement before his retirement date, he agrees to again execute the Retirement Agreement on or after his retirement date, as a condition to Executive’s right to receive the consideration set forth in this Retirement Agreement.

BY SIGNING THIS RETIREMENT AGREEMENT, EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS RETIREMENT AGREEMENT, UNDERSTANDS ITS TERMS AND THE FACT THAT IT RELEASES EXECUTIVE’S KNOWN AND UNKNOWN CLAIMS, HAS HAD FULL OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE, AND HAS VOLUNTARILY ENTERED INTO THIS RETIREMENT AGREEMENT WITH THE INTENTION THAT IT WILL BE LEGALLY BINDING.

WITNESS:

/s/ Allison McBride	/s/ Robert M. Amen
Witness Signature	Robert M. Amen

Date: 03/21/06	Date: 03/21/06

WITNESS:	INTERNATIONAL PAPER COMPANY

/s/ Mary E. Jetton	/s/ Jerome N. Carter
Witness Signature	Jerome N. Carter

Date: 03/21/06	Date: 03/21/06

INTERNATIONAL PAPER COMPANY

/s/ Maura A. Smith
Maura A. Smith

Date: 03/21/06

EXHIBIT A

ALLOWANCE CALCULATION

1. Weekly salary		$15,572.12
2. Applicable service	x	26
3.		$404,875.12
4. 2 week multiplier	x	2
5.		$809,750.24

Allowance		$809,750.24

Provision Governing Allowance

In order to receive the allowance, you must sign a retirement agreement.

Note: Please note that the above calculation is based on the latest data available. If any data items are found to be incorrect or if there is a calculation error, a recalculation of the above amount will be required. In no event will the Allowance be other than that provided under the terms of the Salaried Employee Severance Plan.

EXHIBIT B

BENEFITS ENTITLEMENT

Pay in Lieu of Vacation and Personal/Floating Holidays

Pay for vacation and personal/floating holidays due but not yet taken at the time of retirement will be paid in a lump sum.

Special Vacation Pay

You will receive the special vacation pay for retiring employees, pursuant to HR Policy 401, in a lump sum.

HEALTH AND WELFARE BENEFITS

Medical Coverage

As you are retirement eligible, you are eligible for post-retirement medical coverage throughout retirement. Alternatively, you may elect to continue medical coverage under COBRA for up to 18 months, as described below.

The post-retirement medical coverage or COBRA continuation coverage, whichever you choose, will continue at no cost to you during the six months following your effective date of retirement.

See Post-Retirement Medical Coverage under the Retirement Benefits section below for more details.

Dental Coverage

Dental coverage in effect on your effective date of retirement for you and your eligible dependents will continue at no cost to you during the six months following your effective date of retirement. In order to receive this six months of no cost coverage, you must complete a COBRA election form following your effective date of retirement. You will be able to continue dental coverage for up to 12 additional months under COBRA, as described below.

COBRA

The Consolidated Omnibus Budget Reconciliation Act (COBRA) permits you and any covered dependents to continue medical and dental coverage for up to 18 months from your qualifying event date. The COBRA coverage rate is 102 percent of the full cost of coverage. The COBRA period may be extended in certain cases of disability or in the event you or a covered dependent have a second qualifying event.

Although you are eligible to continue medical and dental coverage at no cost during the six months following your effective date of retirement, the coverage is still considered to be part of the COBRA period, and you must complete a COBRA election form if you wish to have this six months of no cost coverage. If you wish medical and/or dental coverage to continue beyond the six months of no cost coverage, you will receive another COBRA election form with the applicable rates noted for you to elect continued coverage under COBRA.

Your election for COBRA coverage must be made within 60 days of the date you are notified of your COBRA eligibility or the date of your qualifying event, whichever is later.

Additional information and necessary forms for enrolling in COBRA will be forwarded to you under separate cover, including the qualifying event date, the COBRA election period and a list of events which terminate COBRA coverage.

Group Life Insurance

•	Basic Life/AD&D Insurance – Basic life/AD&D coverage will cease on your effective date of retirement. You can convert your basic life coverage (excluding AD&D) to a personal policy within 31 days of the cessation of coverage without taking a medical examination or showing evidence of good health. Contact your local METLIFE office for further information. To locate an office in your area, call 1-800-MET-LIFE.

•	Optional GUL Life/AD&D, Optional GUL Dependent Spouse’s Life/AD&D and Optional GUL Dependent Child Life Insurance - These optional GUL coverages can be continued following your effective date of retirement under the GUL portability provisions with METLIFE. METLIFE will contact you directly on the process for making contributions.

•	Travel Accident Insurance - Your travel accident coverage will cease on your effective date of retirement. There is no conversion option available for this coverage.

Disability Plans

Your coverage under the salary continuance and long-term disability plans will cease on your effective date of retirement. There is no conversion option available for these coverages.

VARIABLE COMPENSATION

Management Incentive Plan (MIP)

You will receive a prorated MIP award based on your MIP target award and the period of active employment during the year in which your employment ends. Payment will be made as soon as practicable following the later of your effective date of retirement or receipt of the signed Retirement Agreement (absent revocation).

Stock Option Program

Options awarded prior to April 9, 2002 will be canceled as of your effective date of retirement.

You may continue to exercise outstanding options awarded on or after April 9, 2002, for one year from your effective date of retirement but, in no event, beyond the original option term. During such period, you should use Merrill Lynch to exercise your outstanding options. Options awarded on or after April 9, 2002, will be canceled at the end of the one-year period. Options will be reloaded on shares awarded on and after April 9, 2002, during retirement in accordance with the terms of the Stock Option Program.

Performance Share Plan (PSP)

If participating, for performance periods beginning in 2004 and after, you will be entitled to shares prorated based upon the number of months you are employed during each segmented measurement period. Shares will be paid at the end of each applicable three-year performance period based on actual company performance. All payments are subject to the terms of the applicable Plan.

For performance periods beginning prior to 2004, you will be entitled to shares prorated based on the number of months you are employed during each applicable three-year performance period. Shares will be paid within 30 days of your effective date of retirement based on target company performance.

RETIREMENT BENEFITS

Salaried Savings Plan (SSP)

•	Vesting - No further contributions (employee or company) will be made to your SSP account after your effective date of retirement. You will be entitled to your vested SSP account balance.

•	Final Distribution/Deferrals - After your effective date of retirement, you may request a distribution of your SSP account or may elect to leave your SSP account in the SSP and defer receipt to any time in the future, but not beyond age 70 1/2. You should call the InfoLine and request a Distribution and Deferral Form.

•	You may take a distribution of your SSP account in a lump sum or in installments over a period of five to 20 years. The taxable portion of a distribution may be rolled over to an IRA or another employer’s plan.

•	If you defer receipt, you can change the deferral date and payment option at anytime before payment begins. If you fail to complete a form, your SSP account will be distributed to you automatically in a lump sum payment at age 65.

•	Forms/Information - For forms and other information on your SSP account, you should contact the InfoLine at 1-800-345-2345.

Deferred Compensation Savings Plan (DCSP)

•	Vesting - No further contributions (employee or company) will be made to your DCSP account after your effective date of retirement. You will be entitled to your vested DCSP account balance.

•	Distribution/Deferral - You may elect to defer distribution of your pre-2005 vested DCSP account up to age 70 1/2 and/or may request distribution in installment payments. This distribution election must be made before your effective date of retirement. If no such election is made, your pre-2005 vested DCSP account will be distributed in a lump sum payment in January following the year in which you terminate employment.

Your post-2004 DCSP account will be distributed based on your distribution election in effect on your effective date of retirement.

•	Forms/Information - For forms and other information on your DCSP account, you should contact the InfoLine at 1-800-345-2345.

Retirement Plan

You are eligible for retirement under the Retirement Plan of International Paper Company and are eligible to receive benefits the first day of any month after your effective date of retirement. When you choose to retire, please notify the Employee Service Center at least 90 days prior to the date of your retirement.

Post-Retirement Medical Coverage

You are eligible for post-retirement medical coverage.

Medical coverage will be provided at no cost to you during the six months following your effective date of retirement. Coverage may be provided under the International Paper plan or through COBRA. In order to receive this six months of no cost coverage, you must complete an election form as described below.

If you elect coverage under the International Paper plan, following the six months of no cost coverage, you may continue post-retirement medical coverage under the International Paper plan throughout your retirement. If you elect coverage under COBRA, following the six months of no cost coverage, you may continue COBRA medical coverage for up to an additional 12 months. If you elect COBRA continuation coverage, you will forfeit your eligibility for post-retirement medical coverage under the International Paper plan in the future. For that reason, you should seriously consider whether you want to elect continuation coverage under the IP plan or under COBRA.

To elect medical continuation under the International Paper plan, you must request a retiree medical packet from the Employee Service Center and make the retiree medical election. To elect medical continuation under COBRA, you must make an election on the COBRA election form that will be sent to you automatically following your effective date of retirement.

If you start pension payments following your effective date of retirement, your retiree medical contributions will be deducted from your monthly pension checks. If you elect to defer pension payments, you may make the retiree medical contributions monthly to the Employee Service Center until your pension payments, if any, start.

Alternatively, if you have medical coverage under a plan not sponsored by the Company, you may defer retiree medical coverage under the Company sponsored plan. In order to enroll for retiree medical coverage under the Company sponsored plan at a deferred date, you must provide evidence of loss of other coverage and enroll within 31 days of such loss of coverage.

The company established caps or limits on the Company’s contributions toward the cost of medical benefits. The maximum annual Company contribution is $2,832.00 for pre-Medicare coverage and $708.00 for post-Medicare coverage. Once the Company’s contribution reaches the cap, the remaining cost of medical benefits is the retiree’s financial responsibility.

Retiree Medical Savings Program

No further contributions (employee or company) will be made to your Retiree Medical Savings Program accounts after your effective date of retirement.

Your accounts may be used to reimburse you for the amount of your contribution to the Retiree Medical Plan. You may also be reimbursed for the payment of Medicare Part B premiums for you and your spouse or for the cost of any other post-retirement medical insurance premiums paid for by you and/or your spouse, if you so choose.

Post-Retirement Life Insurance

You will have post-retirement life coverage at no cost to you in the amount of $25,000.

OTHER BENEFITS

Executive Supplemental Insurance Plan (ESIP)

You have been provided an individually-owned permanent life insurance policy underwritten by SunLife. The Company will continue to pay your premiums for this policy until age 65. Based upon assumed investment returns, the cash value in your policy should be sufficient to provide a post-retirement benefit of one times (1X) your final salary ($809,705.00). You will receive an annual benefit statement each policy anniversary (November 1st), which will provide you with current information regarding your policy.

Your ESIP policy provides additional options. For example, you can:

•	Continue your current death benefit of two times (2X) your final salary ($1,619,500). Additional premiums may be required from you to maintain this level of post-retirement life insurance coverage.

•	Surrender your policy for its cash value or convert your policy into an annuity.

•	Borrow or make a partial withdrawal against the cash value of the policy; however, this will reduce your death benefit accordingly.

•	Combine any of the above options.

Please note only the owner of the policy can elect the above options. Currently, your policy is owned by a trust. Therefore, the trustee must complete and sign any paperwork that changes your policy.

Financial Counseling

You will be provided with financial counseling services in accordance with the terms and conditions of the Executive Financial Counseling Program in the amount of $7,500, which amount must be used by December 31, 2006.

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

THIS AGREEMENT is entered into by and between International Paper Company (together with its subsidiaries and affiliates, “International Paper”), a New York corporation, and Robert M, Amen, the undersigned employee of International Paper, to protect the valuable competitive information and business relationships of International Paper.

International Paper and the undersigned agree as follows:

1. Definitions

(a) As used in this Agreement, the term “Protected Information” shall mean all information, documents or materials, owned, developed or possessed by International Paper, or any employee while in the employ of International Paper, whether in tangible or intangible form, which (i) International Paper takes reasonable measures to maintain in secrecy, and (ii) pertains in any manner to International Paper’s business, including but not limited to Research and Development; customers or prospective customers or strategies or data for identifying and satisfying their needs; present or prospective business relationships; present, short term, or long term strategic plans; acquisition candidates; plans for corporate restructuring; products under consideration or development; cost, margin or profit information; data from which any of the foregoing types of information could be derived; human resources (including compensation information and internal evaluations of the performance, capability and potential of International Paper employees); business methods, data bases and computer programs.

Research and Development shall include, but not be limited to all short term and long term basic, applied and developmental research and technical assistance and specialized research support of customers or active prospects of International Paper operating divisions. Research and Development includes information relating to manufacturing and converting processes, methods, techniques and equipment and the improvements and innovations relating to same; quality control procedures and equipment; identification, selection, generation and propagation of tree species having improved characteristics; forest resource management; innovation and improvement to manufacturing and converting processes such as chipping, pulping, bleaching, chemical recovery, papermaking, coating and calendaring processes and in equipment for use in such processes; reduction and remediation of environmental discharges; minimization or elimination of solid and liquid waste; reuse and optimization of raw materials in manufacturing processes; recycling and manufacture of consumer and industrial packaging and paper products; recycling of other paper or pulp products; energy conservation; computer software and applications of computer controls to manufacturing and quality control operations and to inventory control; radio frequency identification and its use in paper and packaging products; and product and process improvement, development or evaluation. Research and Development includes information about methods, techniques, products, equipment, and processes which International Paper has learned do not work or do not provide beneficial results (“negative know-how”) as well as those which do work or which provide beneficial results.

The fact that individual elements of the information that constitutes Protected Information may be generally known does not prevent an integrated compilation of information, whether or not reduced to writing, from being Protected Information if that integrated whole is not generally known.

(b) As used in this Agreement, the term “Unauthorized” shall mean: (i) in contravention of International Paper’s policies or procedures; (ii) otherwise inconsistent with International Paper’s measures to protect its interests in the Protected Information; (iii) in contravention of any lawful instruction or directive, either written or oral, of an International Paper employee empowered to issue such instruction or directive; (iv) in contravention of any duty existing under law or contract; or (v) to the detriment of International Paper.

2. Confidentiality Provisions

(a) I acknowledge and agree that by reason of my employment with International Paper as a senior level executive, I have been and will be entrusted with and have developed and will develop Protected Information, that such Information is valuable and useful to International Paper, that it would also be valuable and useful to competitors and others who do not know it, and that such information constitutes trade secrets of International Paper. While an employee or consultant of International Paper, or at any time thereafter, regardless of the reasons for leaving International Paper, I agree not to use or disclose, directly or indirectly, any Protected Information in any Unauthorized manner or for any Unauthorized purpose unless such information shall have become generally known in the relevant industry or independently developed with no assistance from me. Further, promptly upon termination, for any reason, of my employment with International Paper, or upon the request of International Paper, I agree to deliver to International Paper all property and materials and copies thereof within my possession or control which belong to International Paper or which contain Protected Information and to permanently delete all Protected Information from any computers or other electronic storage media I own or use.

(b) While an employee of International Paper, and after termination of my employment with International Paper for any reason, I agree not to take any actions which would constitute or facilitate the Unauthorized use or disclosure of Protected Information, including transmitting or posting such Protected Information on the Internet, anonymously or otherwise. I further agree to take all reasonable measures to prevent the Unauthorized use and disclosure of Protected Information and to prevent Unauthorized persons or entities from obtaining or using Protected Information.

3. Non-Compete Provisions

(a) I acknowledge and agree that the business of International Paper and its customers is worldwide in scope, that International Paper’s competitors and customers are located throughout the world, that International Paper’s strategic planning and research and development activities have application throughout the world and are for the benefit of customers and International Paper’s business throughout the world, that use or disclosure of Protected Information or prohibited competition anywhere in the world will irreparably injure International Paper, and that the prohibitions on competition described below are for those reasons worldwide in scope.

(b) While an employee or consultant of International Paper, I agree not to compete or prepare to compete in any manner, either directly or indirectly, whether for compensation or otherwise, with International Paper, or to assist any other person or entity to compete or to prepare to compete with International Paper.

(c) After the termination of my employment for any reason, I agree that for a period of one year (the “non-compete period”) following such termination I will not compete with International Paper:

(i)	by producing, developing, selling or marketing, or assisting others to produce, develop, sell or market,

(ii)	by engaging in any sales, marketing, research and development or managerial duties (including, without limitation, financial, human resources, strategic planning, or operational duties) for, whether as an employee, consultant, or otherwise, any entity which produces, develops, sells or markets,

(iii)	by owning, managing, operating, controlling or consulting for any entity which produces, develops, sells or markets,

(iv)	by soliciting the business of any actual or active prospective customers of International Paper for any product, process, or service which is competitive with those products, processes, or services of International Paper, whether existing or contemplated for the future, on which I have worked, or concerning which I have in any manner acquired knowledge or Protected Information about, during the twenty four (24) months preceding termination of my employment. It shall not be a violation of this provision for me to accept employment with a non-competitive division or business unit of a multi-divisional company some of whose divisions or business units are competitors of International Paper, so long as I do not engage in, oversee, provide input or information regarding, or participate in any manner in the activities described in this paragraph as they relate to the division or business unit which is a competitor of International Paper. I shall not assist others in engaging in activities which I am not permitted to take.

(d) I agree that in the event that I am unable, despite diligent search, to obtain employment during the non-compete period consistent with my experience and education solely by reason of Section 3 of this Agreement, I shall so notify International Paper in writing, describing in detail the efforts I have made to secure employment that does not conflict with my non-compete obligations. Upon receipt and reasonable verification of the information contained in such notice, International Paper shall make monthly payments to me equal to the monthly base pay I was receiving from International Paper in the month prior to the termination of my employment with International Paper for each month (or pro rata for periods less than a month) of such unemployment during the non-compete period. Before the close of each month for which I seek such payment, I shall advise the Company in writing of my efforts to obtain non-competitive employment and shall certify that although I diligently sought employment, I was unable to obtain it solely by reason of Section 3 of this Agreement.

4. Non-Solicitation/Non-Hire Provision

During the term of my employment at International Paper and for twenty four (24) months following the termination, for any reason, of my employment, I agree that I will not, either on my own behalf or on behalf of any other person or entity, directly or indirectly, hire, solicit, retain, or encourage to leave the employ of International Paper (or assist any other person or entity in hiring, soliciting, retaining or encouraging) any person who is then or was within six (6) months of the date of such hiring, an employee of International Paper.

5. Tolling Period of Restrictions

I agree that the periods of non-competition and non-solicitation set forth in Sections 3 and 4 of this Agreement shall be extended by six months if I am found to be in violation of those provisions.

6. Duty to Show Agreement to Prospective Employer

During my employment with International Paper and for twenty four (24) months thereafter, I shall, prior to accepting other employment, provide a copy of this Agreement to any recruiter who assists me in locating employment other than with International Paper and to any prospective employer with which I discuss potential employment.

7. Representations, Warranties and Acknowledgements

In addition to the representations, warranties and obligations set forth throughout this Agreement, I acknowledge that (a) Protected Information is commercially and competitively valuable to International Paper and critical to its success; (b) the

Unauthorized use or disclosure of Protected Information or the violation of the covenants set forth in Sections 2, 3 or 4 would cause irreparable harm to International Paper; (c) by this Agreement, International Paper is taking reasonable steps to protect its legitimate interests in its Protected Information; (d) I have developed or will develop legally unique relationships with customers of International Paper; and (e) nothing herein shall prohibit International Paper from pursuing any remedies whether in law or equity, available to International Paper for a breach or threatened breach of this Agreement. I further acknowledge and agree that as a senior executive of International Paper I perform unique and valuable services to International Paper of an intellectual character and that my services will be difficult for International Paper to replace. I further acknowledge and agree that the Company is providing me with significant consideration in this Agreement for entering into the Agreement and that International Paper’s remedies for any breach of this Agreement are in addition to and not in place of any other remedies International Paper may have at law or equity or under any other agreements.

8. General

(a) I acknowledge and agree that the parties have attempted to limit my right to compete only to the extent necessary to protect International Paper from unfair competition and protect the legitimate interests of International Paper. If any provision or clause of this Agreement, or portion thereof, shall be held by any court of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties and I agree, that if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area or matter of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(b) I acknowledge that neither this Agreement nor any provision hereof can be modified, abrogated or waived except in a written document signed by the Senior Vice President of Human Resources of International Paper and the General Counsel or, in the event of the absence of either of these executives or the vacancy of either of these positions, such other officer of International Paper as its Chief Executive Officer shall designate in writing.

(c) This Agreement shall be governed by and in accordance with the laws and public policies of Connecticut and supersedes all prior non-solicitation or non-compete agreements into which I have entered with International Paper.

(d) I hereby consent to the jurisdiction of, and agree that any claim arising out of or relating to this Agreement may be brought in the Supreme Court of the State of New York, in the County of Westchester.

(e) This Agreement and any rights thereunder may be assigned by International Paper and if so assigned shall operate to protect the Protected Information and relationships of International Paper as well as such information and relationships of the assignee.

(f) Attorneys’ Fees. Should either party to this Agreement breach any of the terms of this Agreement, that party shall pay to the non-defaulting party all of the non-defaulting party’s costs and expenses, including attorneys’ and experts’ fees, in enforcing the provisions of the Agreement as to which a breach is found.

(g) I agree that International Paper’s determination not to enforce this or similar agreements as to specific violations shall not operate as a waiver or release of my obligations under this Agreement.

(h) Common Law Duties. I understand that I owe fiduciary and common law duties to International Paper in addition to the covenants set forth above prohibiting the misuse or disclosure of trade secrets or confidential information and the unlawful interference with International Paper’s business and customer relationships.

(i) Opportunity to Review. I acknowledge and agree that International Paper is advising me that I may consult with an independent attorney before signing this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered, effective as of the date signed below by a duly authorized officer of International Paper.

Dated: 3-24-03	/s/ Robert M. Amen
Robert M. Amen
ID#: 113388858

Work Address: 400 Atlantic Street Stamford CT 06921

International Paper

	By:	/s/ Jerome N. Carter
Jerome N. Carter
SVP, Human Resources